PIONEER POWER SOLUTIONS, INC. 8-K

Exhibit 3.1

Amendment to Bylaws of Pioneer Power Solutions, Inc.

Pursuant to Article Sixth of the Composite Certificate of Incorporation of Pioneer Power Solutions, Inc., a Delaware corporation (the “Company”), Article X of the Amended and Restated Bylaws (as amended heretofore, the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Company are hereby amended as follows:

Section 3.1 of Article III (Directors) is hereby deleted in its entirety and replaced with the following Bylaw:

“Section 3.1 Number and Term of Office. The number of directors of the corporation shall not be less than one (1) nor more than ten (10) until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this Section 3.1, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a Board Term is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at seven (7).

With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting of the stockholders, or until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.”

IN WITNESS WHEREOF, these amendments to the Bylaws of Pioneer Power Solutions, Inc. are executed on September 21, 2022.

/s/ Walter Michalec

Name: Walter Michalec

Title: Corporate Secretary